EXHIBIT 10(aa)

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) between The Black Family Limited Partnership, an Ohio Limited Partnership (“Landlord”), and MPW Industrial Services, Inc., an Ohio corporation (“Tenant”) is made as of the 24th day of June, 2005.

1.	Fundamental Lease Provisions. The following is a summary of the fundamental lease provisions which are set forth in this Section 1 for reference.

1.1.	Effective Date of Lease: December 1, 2004.

1.2.	Location of Premises:

50321 East Russell Schmidt Boulevard

1.3.	Landlord(s): The Black Family Limited Partnership

1.4.	Address of Landlord:

1400 Stringtown Road; Lancaster, Ohio 43130

1.5.	Tenant: MPW Industrial Services, Inc.

1.6.	Address of Tenant:

9711 Lancaster Road SE; Hebron, Ohio 43025

1.7.	Premises: The real property and all improvements thereon described on Exhibit A attached hereto.

1.8.	Initial Term Commencement: December 1, 2004

1.9.	Initial Term Expiration: November 30, 2009

1.10.	Renewal Option(s): Two (2) Renewal Term(s) of five (5) years each.

1.11.	Basic Rent for Initial Term: $508,800.00 per annum, payable in monthly installments of $42,400.00 each.

1.12	Basic Rent for Renewal Term(s): First Renewal Term: $508,800.00 per annum, payable in monthly installments of $42,400.00 each; Second Renewal Term: $508,800.00 per annum, payable in monthly installments of $42,400.00 each.

1.13.	Permitted Use: The operation of a container management facility and related incidental uses.

2. Demise; Term.

2.1. Demise. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord upon and subject to the terms, covenants and conditions set forth herein, the Premises described in Section 1.7 hereof (the “Premises”).

2.2. Initial Term. The initial term of this Lease (the “Initial Term”) commences on the date set forth in Section 1.8 hereof (the “Commencement Date”) and shall end on the date set forth in Section 1.9 hereof unless sooner terminated hereunder.

2.3. Renewal Term(s). Tenant may, at its option, extend the Initial Term for the period(s) set forth in Section 1.10 hereof (each a “Renewal Term”), each under the terms and conditions of this Lease, except that Tenant may not extend the Term beyond the Second Renewal Term. Tenant shall exercise its option(s) to extend the Term by written notice to Landlord given at least 6 months prior to the expiration of the Term, and any applicable properly-exercised Renewal Term(s).

3. Rents. Tenant covenants and agrees to pay to Landlord for the use and occupancy of the Premises, at the times and in the manner hereinafter provided, without demand, the following sums of money:

3.1. Basic Rent. Tenant shall pay to Landlord as “Basic Rent” for the Premises during the Initial Term the amount set forth in Section 1.11 hereof, payable in equal monthly installments in advance, on the first day of each month during the Initial Term with the first installment due on the Commencement Date. Tenant shall pay to Landlord as Basic Rent for the Premises during the Renewal Term(s) the amount(s) set forth in Section 1.12 hereof, payable in equal monthly installments in advance, on the first day of each month during the Renewal Term(s).

3.2. Additional Rent. Tenant shall also pay, as “Additional Rent”, all other sums of money or charges required to be paid by Tenant to Landlord under the terms of this Lease whether or not the same are designated as Additional Rent. Basic Rent and Additional Rent are sometimes hereinafter collectively referred to as “Rents”.

3.3. Manner of Payment. All payments due from Tenant to Landlord hereunder shall be made to Landlord at Landlord’s address set forth in Section 1.4 hereof or to such other person or such other place as Landlord may from time to time designate in writing to Tenant. All installments of Rents due for a partial month or partial year at the beginning or end of the Term shall be prorated based on a 30-day month and a 360-day year.

4. Use.

4.1. Permitted Use. The Premises shall be used for the permitted use specified in Section 1.13 hereof and for no other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

4.2. Conduct of Tenant. Tenant shall use the Premises in a careful, safe and proper manner. Tenant shall comply with all laws, rules, regulations, orders and requirements of all governmental authorities applicable to Tenant’s particular use of the Premises.

4.3. Signs. All signs placed on the Premises by Tenant shall comply with all applicable laws, rules, regulations, orders and requirements of governmental authorities with respect to such signs. Tenant shall maintain any signs which Tenant places on the Premises in good condition and repair.

5. Maintenance and Repair of Premises.

5.1. Obligations of Landlord. Landlord shall have no maintenance or repair obligations with respect to the Premises or any improvements located thereon.

5.2. Obligations of Tenant. Tenant agrees, at its sole cost and expense, to maintain the Premises and every part thereof and all buildings, fixtures and equipment thereon, including without limitation, the roof, structure, windows, doors, plumbing, electrical and other utility lines and fixtures, landscaping, driveways, parking areas, walkways, sprinkler, HVAC and exhaust systems serving the Premises in good condition and repair.

6. Access to Premises. Landlord and its agents, employees and contractors shall have the right, after reasonable advance notice to Tenant, to enter upon the Premises during business hours for the purpose of inspecting the Premises, for making repairs, alterations or additions to the Premises or for showing the Premises to prospective purchasers, tenants or lenders. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Premises

7. Utilities. All utilities and services to the Premises, including, without limitation, water, sewer, gas, electricity, telephone, data, security, cable TV and trash removal, shall be secured and paid for by Tenant, at its sole cost and expense.

8. Personal Property. All inventory, furnishings, trade fixtures, equipment and other personal property (collectively “Personal Property”) of Tenant or any third party shall be stored or kept at the sole risk of Tenant, and Landlord shall not be liable for any loss or damage thereto. Tenant shall remove all Personal Property from the Premises upon the expiration or earlier termination of this Lease and Tenant shall promptly repair, at its sole cost and expense, any damage caused by such removal.

9. Alterations and Improvements. Tenant shall make no alterations or improvements which adversely affect the structural integrity of the building located on the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Tenant may make any other alterations or improvements without Landlord’s consent. Tenant shall obtain, at its expense and prior to the commencement of any such alterations or improvements, all necessary licenses, permits and other approvals of all governmental authorities having jurisdiction over the Premises.

Tenant shall (i) promptly pay all contractors, laborers and material suppliers performing work or supplying materials on behalf of Tenant at the Premises, (ii) not permit any liens to be filed against the Premises and (iii) indemnify and defend Landlord from all losses, costs, claims and expenses (including attorneys’ fees, expenses and disbursements) incurred by Landlord as a result of Tenant’s breach of this Section 9. In the event that any such lien is filed against the Premises, Tenant shall discharge or bond off the same within 60 days after the filing thereof.

10. Assignment and Subletting. Tenant may assign this Lease and/or sublet the Premises, or any interest herein or portion thereof, without the consent of Landlord; provided that no such assignment or subletting by Tenant shall relieve Tenant from its obligations and liabilities under this Lease.

11. Damage and Destruction. If the improvements on the Premises are wholly or partially damaged or destroyed by fire or other casualty Landlord shall restore and rebuild the improvements on the Premises to substantially the same condition which existed on the Effective Date, this Lease shall remain in full force and effect and Rents shall abate in proportion to the area of the Premises rendered untenantable from the date of such casualty until 30 days after the completion of Landlord’s restoration and rebuilding.

Landlord shall receive any and all insurance proceeds payable in connection with the Premises and with any improvements thereto; provided, however, if this Lease is not terminated as set forth in the preceeding paragraph, Landlord shall make available to Tenant any insurance proceeds specifically allocated to improvements paid for and constructed on the Premises by Tenant. Tenant shall be entitled to receive any and all insurance proceeds payable in connection with Tenant’s Personal Property. In no event shall Landlord be required to expend any funds in excess of the amount of insurance proceeds received by Landlord on account of such damage or destruction, less any out-of-pocket expenses incurred by Landlord in securing such insurance proceeds. Notwithstanding any provision of this Lease to the contrary (i) if the Premises is not restored by Landlord within 180 days after the casualty; or (ii) the casualty occurs during the last two years of the Term, Tenant may terminate this Lease by written notice to Landlord.

12. Condemnation. If all or any material portion, as reasonably determined by Tenant, of the Premises are taken under the power of eminent domain or conveyed in lieu thereof, this Lease shall terminate effective on the date of transfer of title and all Rents shall be adjusted as of such date. If this Lease is not terminated as set forth in this Section, Landlord shall restore the Premises to a useable condition. Proceeds from such taking or conveyance in lieu thereof shall be the sole property of Landlord, and Tenant shall not be entitled to any portion thereof, provided that Tenant shall be entitled to receive any proceeds allocated for improvements constructed by Tenant and for moving expenses.

13. Taxes

13.1. Real Estate Taxes. Commencing on the Initial Term Commencement Date and continuing at all times thereafter during the Initial Term and any Renewal Term(s), Tenant shall be responsible for and, except as otherwise expressly provided herein, shall pay when due all personal property and real estate taxes and assessments, both general and special, and all other charges of any kind levied, assessed, charged, taxed or imposed by any governmental authority upon or in respect of the Premises, the equipment, the improvements or any improvements made by Tenant in or to the Premises, including any service charges in lieu of taxes under any Tax Increment Financing Agreement relating to the Premises and any tax or excise on rents levied or assessed by the State of Ohio or any political subdivision thereof against Landlord in respect of Rents or any other Additional Rent payable hereunder in any form, as a substitution in whole or in part for taxes assessed or imposed by said state or any political subdivision thereof on land and buildings or on land or buildings.

13.2. Tenant’s Taxes. Tenant shall pay before delinquency (i) all taxes and assessments levied against the Personal Property, and (ii) all taxes, assessments, fees and other charges levied against the use of the Premises and Tenant’s business operations therein.

14. Insurance.

14.1. Tenant’s Insurance.

a. Liability. Tenant shall, at Tenant’s expense, maintain during the Term liability insurance against claims for personal injury, death and property damage resulting from the occupancy or use of the Premises by Tenant or any officer, employee, agent, customer, licensee, invitee or sublessee of Tenant. All such insurance shall have minimum limits of liability of Two Million Dollars ($2,000,000) per occurrence and One Million Dollars ($1,000,000) property damage and have Tenant’s standard deductibles or retentions.

b. Personal Property. Tenant shall, at Tenant’s expense, maintain during the Term property insurance with respect to all Personal Property located in, on or about the Premises, with Tenant’s standard deductibles or retention.

c. General Requirements. All such policies shall name Landlord, Landlord’s lender and any other person designated by Landlord as additional insureds.

14.2. Landlord’s Insurance. Landlord shall procure and maintain special form property insurance with respect to the improvements located on the Premises, in an amount equal to the replacement cost thereof. The out-of-pocket costs of Landlord’s insurance shall be reimbursed by Tenant to Landlord within 30 days after Tenant’s receipt of a copy of the invoice for such insurance.

14.3 Waiver of Subrogation. Landlord and Tenant mutually agree that with respect to any loss which is covered by insurance then being carried by them respectively, or required to be carried under this Lease, the party carrying or required to carry such insurance and suffering the loss hereby releases, on behalf of itself and its insurance carrier, the other of and from any and all claim with respect to such loss to the extent of such insurance; and further mutually agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.

15. Default and Remedies.

15.1. The occurrence of any one or more of the following shall constitute a default and breach of this Lease by Tenant (each a “Tenant Default”):

(i) The failure of Tenant to make any payment of Rents or any other amount payable to Landlord under this Lease within 10 days after written notice from Landlord that the same is past due.

(ii) The failure of Tenant to observe or perform any other provision of this Lease, other than those described in subparagraph “i” above, within 30 days after notice by Landlord to Tenant; provided, if more than 30 days is reasonably required to cure such failure, Tenant shall not be in default if Tenant commences such cure within said 30 day period and diligently prosecutes such cure to completion within 30 days after such notice.

15.2. Upon a Tenant Default, Landlord may terminate this Lease by judicial order and reenter the Premises and dispossess Tenant or other occupants by judicial order and remove their effects and repossess the Premises.

15.3. If this Lease is terminated according to Section 15.2 hereof, Tenant shall be liable to Landlord for all damages incurred by Landlord as allowed by applicable law.

16. Indemnification. Tenant shall indemnify and hold Landlord harmless from and against any and all losses, liabilities, damages, claims, costs and expenses, including, without limitation, reasonable attorneys’ fees, expenses and disbursements for injuries to or death of persons and damage to property resulting from the use or occupancy of the Premises by Tenant, or any officer, employee, agent, customer, licensee, invitee or sublessee of Tenant or the failure of Tenant to perform and observe the obligations of Tenant under this Lease except to the extent resulting from the gross negligence or willful misconduct of Landlord, its employees, agents or contractors. Landlord shall indemnify and hold Tenant harmless from and against any and all losses, liabilities, damages, claims, costs and expenses, including, without limitation, reasonable attorneys’ fees, expenses and disbursements for injuries to or death of persons and damage to property resulting from the use or occupancy of the Premises by Landlord, or any officer, employee, agent, customer, licensee or invitee of Landlord or the failure of Landlord to perform and observe the obligations of Landlord under this Lease except to the extent resulting from the gross negligence or willful misconduct of Tenant, its employees, agents or contractors.

17. Surrender of Premises; Holding Over.

17.1. Surrender of the Premises. Tenant shall surrender possession of the Premises to Landlord upon the expiration or earlier termination of this Lease, in serviceable condition and repair, reasonable wear and tear and damage by casualty excepted. All improvements to the Premises constructed by Tenant and all Personal Property remaining at the Premises after the expiration of the Term shall be deemed abandoned and Landlord may dispose of the same without liability therefore.

17.2. Holding Over. If Tenant shall continue to occupy the Premises after the expiration of the Term without Landlord’s consent, Tenant’s occupancy of the Premises shall be a tenancy from month-to-month, subject to all of the terms, covenants and conditions of this Lease except that the monthly installments of Basic Rent shall be increased to one hundred five percent (105%) of the Basic Rent due immediately preceding the expiration of the Term.

18. Notices. Any notice, demand, request or statement required or intended to be given or delivered under the terms of this Lease shall be in writing, and either (i) personally delivered, or (ii) sent by governmental mail, postage prepaid, registered or certified mail, return receipt requested, or (iii) reputable overnight courier which provides written evidence of receipt, addressed to the party to be notified at the address set forth in Sections 1.4 and 1.6 hereof, or such other address as either party may hereafter designate by written notice to the other party, and shall be deemed to be delivered on the earlier to occur of (i) actual receipt, or (ii) one business day after deposit with an overnight courier service or three business days after deposit with the United States Postal Service.

19. Quiet Enjoyment. Landlord covenants that, so long as Tenant pays all Rents hereunder when due and keeps and performs all of its covenants under this Lease, Tenant shall at all times during the Term peaceably and quietly have and enjoy the Premises without hindrance or molestation by Landlord, subject to the terms of this Lease.

20. Non-Waiver. The failure of Landlord or Tenant to enforce any of its rights under this Lease for the breach of any of the terms hereof shall not be a waiver of the rights of Landlord or Tenant to exercise any such rights as to any subsequent breaches of the same or other terms of this Lease.

21. Litigation Costs. In the event that litigation arises between the parties with respect to any breach or threatened breach of this Lease, the prevailing party in such litigation shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees, expenses and disbursements, in connection therewith from the non-prevailing party.

22. Entire Agreement. This Lease, including the Exhibits hereto, sets forth the entire agreement between the parties with respect to the Premises. Any prior conversations or writings are merged herein and extinguished. Any prior lease between Landlord and Tenant is hereby extinguished and superseded by this Lease. No subsequent amendment to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by the party to be charged.

23. Captions. The captions appearing herein are inserted only as a matter of convenience and are not intended to define, limit, construe or describe the scope or intent of any provision of this Lease or in any way affect the interpretation of this Lease.

24. Governing Law. This Lease shall be governed by and construed in accordance the laws of Ohio.

25. Invalidity of Provisions. If any provision of this Lease or the application thereof to any party or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such provision to other circumstances shall not be affected thereby.

26. Successors and Assigns. This Lease shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

27. Memorandum of Lease. Simultaneously with their execution hereof, Landlord and Tenant shall execute the Memorandum of Lease attached hereto to Exhibit B, and Landlord shall promptly record the same in the public records.

28. Previous Writing(s). This Lease terminates and supersedes any previous agreement(s), lease(s), and/or writing(s) associated with the Premises, namely the lease dated October 1, 2001, between The Black Family Limited Partnership and MPW Industrial Services, Inc.

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IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed to be effective as of the date first above written.

Black Family Limited Partnership
An Ohio Limited Partnership

By:	/s/ Monte R. Black
Name:	Monte R. Black

MPW Industrial Services, Inc. an Ohio Corporation

By:	/s/ R.J. Valentine
Name:	R.J. Valentine
Title:	COO/CFO

STATE OF OHIO,

COUNTY OF LICKING, ss:

The foregoing instrument was acknowledged before me this 30th day of June, 2005 by Monte R. Black, an Ohio Resident.

/s/ Marla Bushee
Notary Public

STATE OF OHIO,

COUNTY OF LICKING, ss:

The foregoing instrument was acknowledged before me this 30th day of June, 2005 by R.J. Valentine, the COO/CFO of MPW Industrial Services, Inc.

/s/ Marla Bushee
Notary Public

Exhibit A

Depiction of Premises

Land

Lot 10 of R.C. Schmidt & Sons Industrial Complex, according to the plat thereof recorded in Liber 81 of Plats, Pages 30 through 46 inclusive, Macomb County Records. Commonly known as 50321 East Russell Schmidt Boulevard, Chesterfield Township, Michigan.

Parcel ID # 15-09-19-326-007

Building – Known as the “Container Management Building”: the following dimensions describe the building included in the Premises:

Location	Square Footage By Area	Totals
Original Shop	36,330
Shop Addition	35,258

Total Chesterfield Container Management Facility		71,588

Exhibit B

Memorandum of Lease

This Memorandum of Lease is made and entered into as of, although not necessarily on, December 1, 2004, by and between The Black Family Limited Partnership, an Ohio Limited Partnership (“Landlord”) and MPW Industrial Services, Inc., an Ohio corporation (“Tenant”).

1. LEASED PREMISES. Landlord has leased to Tenant the land and building(s) described on Exhibit A, attached to and made a part of this Memorandum of Lease, for the operation of an industrial services facility and related incidental uses (“Premises”). Tenant has been granted the right to use all easements and appurtenances related to the Premises.

2. UNRECORDED LEASE. This Memorandum of Lease is made upon all of the terms, covenants, and conditions set forth in that certain unrecorded lease by and between Landlord and Tenant, made to be effective as of the same effective date as this Memorandum of Lease (the “Unrecorded Lease”). All of the terms, covenants, and conditions of the Unrecorded Lease are made a part of and as though fully set forth in this Memorandum of Lease.

3. COMMENCEMENT DATE/TERM/OPTIONS TO EXTEND. The Unrecorded Lease commences on the effective date of this Memorandum of Lease and continues until November 30, 2009. Tenant has two (2) five (5) year options to extend the term of the Unrecorded Lease.

4. INTERPRETATION. Landlord and Tenant have entered into this Memorandum of Lease in order that third parties may have notice of the existence of the Unrecorded Lease. This Memorandum of Lease is not a summary of the Unrecorded Lease. In the event of a conflict between this Memorandum of Lease and the Unrecorded Lease, the Unrecorded Lease controls.

5. TERMINATION. This Memorandum of Lease automatically terminates upon the expiration or earlier termination of the Unrecorded Lease. At such time as the Unrecorded Lease expires or is terminated, Landlord may record an affidavit stating that the Unrecorded Lease has expired or terminated as of a particular date and the recording of such affidavit will operate to terminate this Memorandum of Lease. Such document must be in the form of an affidavit, must include the statement that an individual is swearing to such facts based on his or her own knowledge, and must be notarized with a jurat as well as an acknowledgment.

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IN WITNESS WHEREOF, the parties hereto have caused this Memorandum of Lease to be executed to be effective as of the date first above written.

The Black Family Limited Partnership
An Ohio Limited Partnership

By:	/s/ Monte R. Black
Name:	Monte R. Black

MPW Industrial Services, Inc. an Ohio Corporation

By:	/s/ R.J. Valentine
Name:	R.J. Valentine
Title:	COO/CFO

STATE OF OHIO,

COUNTY OF LICKING, ss:

The foregoing instrument was acknowledged before me this 30th day of June, 2005 by Monte R. Black, an Ohio Resident.

/s/ Marla Bushee
Notary Public

STATE OF OHIO,

COUNTY OF LICKING, ss:

The foregoing instrument was acknowledged before me this 30th day of June, 2005 by R.J. Valentine, the COO/CFO of MPW Industrial Services, Inc.

/s/ Marla Bushee
Notary Public

Exhibit A

Depiction of Premises

Land

Lot 10 of R.C. Schmidt & Sons Industrial Complex, according to the plat thereof recorded in Liber 81 of Plats, Pages 30 through 46 inclusive, Macomb County Records. Commonly known as 50321 East Russell Schmidt Boulevard, Chesterfield Township, Michigan.

Parcel ID # 15-09-19-326-007

Building – Known as the “Container Management Building”: the following dimensions describe the building included in the Premises:

Location	Square Footage By Area	Totals
Original Shop	36,330
Shop Addition	35,258

Total Chesterfield Container Management Facility		71,588